Exhibit 10.2

To:          GulfMark Americas, Inc. (the “Borrower”)

842 West Sam Houston Parkway North, Suite 400

Houston, Texas 77024

United States

Attention: Chief Financial Officer

GulfMark Offshore, Inc. (the “Parent” and, together with the Borrower, “you”)

842 West Sam Houston Parkway North, Suite 400

Houston, Texas 77024

United States

Attention: Chief Financial Officer

From:      The Royal Bank of Scotland plc (in its capacity as Agent for the Lenders)

Syndicated Loans Agency

Corporate & Institutional Banking,

250 Bishopsgate

London, EC2M 4AA

United Kingdom

April 28, 2017

Dear Sirs,

Multicurrency Facility Agreement dated 26 September 2014 (as amended, supplemented and/or restated from time to time and as last amended on 31 March 2016) (the “Facility Agreement”, capitalised terms used but not defined herein as therein defined)

1.	Introduction

1.1.

Reference is made to the Facility Agreement, the letter agreement, dated 8 March 2017, between you and the Agent (the “Interim Funding Letter”) the letter agreement dated 14 March 2017 between you and the Agent (the “Support Letter”), and the extension letter, dated 14 April 2017 (the “Extension Letter”). This letter is referred to as the “Second Extension Letter”.

1.2.

You have requested, and the Agent (acting on the instructions of the Majority Lenders) has agreed to forbear from exercising any remedies in respect of the Enumerated Defaults (as defined in the Extension Letter) during the Second Extended Support Period (as defined below) on the terms of this Second Extension Letter.

2.	The Second Extended Support Period

2.1.

During the Second Extended Support Period, the Agent (acting on the instructions of the Majority Lenders) hereby agrees to waive, each Default and/or Event of Default which is an Enumerated Default (as defined in the Support Letter and as amended by the Extension Letter) (and to forbear from exercising any rights or remedies under the Finance Documents as a result of any such Default and/or Event of Default which is an Enumerated Default).

2.2.

The “Second Extended Support Period” is the period beginning on the date that the conditions set forth in Clause 4 below have been satisfied and ending on the earlier of (x) 11:59 p.m. (New York Time) 12 May 2017; (y) the occurrence of any Early Termination Event (as defined in the Support Letter); and (z) 11:59 p.m. (New York Time) 5 May 2017, if the Majority Lenders have delivered a written notice to the Parent at or before such time that they have determined in their sole discretion that negotiations are not proceeding productively with the Parent and the holders of the 2022 Notes on the terms of a proposed debtor in possession financing and the material terms of the Parent’s contemplated consensual restructuring.

3.	No other amendments; reservation of rights; no waiver

Except as expressly modified hereby, all terms, conditions, covenants, representations and warranties contained in the Interim Funding Letter, the Support Letter or the Extension Letter, as applicable, shall remain in full force and effect.

4.	Conditions to Second Extended Support Period

The Second Extended Support Period shall commence upon the satisfaction of the following conditions precedent, each in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders), and remain in effect only so long as such conditions remain so satisfied:

4.1.

the Parent, Gulfmark Rederi AS and the lenders under the NOK Facility (as defined in the Support Letter) have entered into a support and forbearance letter for the Second Extended Support Period and such letter and forbearance remains in effect;

4.2.

the Parent and an ad hoc committee of holders of 2022 Notes (as defined in the Support Letter) representing an amount satisfactory to the Agent (acting on the instructions of the Majority Lenders) have agreed to forbear from enforcing their rights under the Notes during the Second Extended Support Period and such forbearance remains in effect;

4.3.

the Parent has (i), to the extent invoiced on or prior to the date hereof, paid all outstanding fees and expenses of financial advisor and counsel to the Agent required to be paid pursuant to the terms of the Facility Agreement, the Support Letter, the Extension Letter, the Holman Fee Letter (as defined in the Extension Letter), the fee letter among the Borrower, the Parent and Sullivan & Cromwell LLP, dated 8 March 2017, and the FTI engagement letter among FTI Consulting, Inc., the Borrower, the Parent and Sullivan & Cromwell LLP, dated 12 January 2017 (and executed by the Borrower and the Parent on 7 March 2017); and (ii), following the date hereof, duly and punctually pays all such fees and expenses promptly upon receipt of invoices and in any event within the time limits required by each of those letters (or any later time that the Agent, in its sole discretion, may agree); and

4.4.	the Parent and the Borrower continue to be in material compliance with all other terms of this Second Extension Letter, the Extension Letter and the Support Letter.

5.	Delaware Counsel Fee Letter

The Parent and the Borrower will execute a customary fee letter of Delaware counsel to the Agent within one business day of request therefor.

6.	Access to Vessels

Regardless of whether the conditions set forth in Clause 4 above have been satisfied, you shall provide reasonable access to officers and designated representatives of the Agent, the Lenders and their counsel to visit and inspect any of the Borrower’s vessels now owned or hereafter acquired.

7.	Facilitating discussions with holders of the 2022 Notes

Regardless of whether the conditions set forth in Clause 4 above have been satisfied, the Parent will use all reasonable efforts to facilitate discussions between representatives and advisors of each of the 2022 Notes, the Agent and the Parent on the terms of a proposed debtor in possession financing and the material terms of the Parent’s contemplated consensual restructuring.

8.	More Favourable Terms

To the extent that any other forbearance or standstill agreement entered into by the Parent or any of its subsidiaries (any such agreement, a “Third Party Forbearance Agreement”), or any amendment to any Third Party Forbearance Agreement entered into or agreed on or after the date of this Second Extension Letter during the Second Extended Support Period, provides any benefit or right (including, without limitation, the benefit of a forbearance period of shorter duration than the Second Extended Support Period) to any creditor party thereto that is more favourable than any benefit or right provided under this Second Extension Letter, taking into account the terms and conditions currently in effect with such creditor party, notwithstanding the relevant Third Party Forbearance Agreement, this Second Extension Letter shall be amended so as to cause any such benefit or right to be made available to the Lenders concurrently with making any such benefit or right available, and on comparable terms as it is made available, to any such other creditor. The Parent and the Borrower agree to provide copies of any Third Party Forbearance Agreement or any amendments to Third Party Forbearance Agreements to the Lenders promptly, but in any event within two (2) Business Days, of entering into it.

9.	Tolling of time periods

The parties hereto agree that the running of all statutes of limitation and the doctrine of laches applicable to all claims or causes of action that the Agent or any Lender may be entitled to take or bring to enforce its rights and remedies against you are, to the fullest extent permitted by law, tolled and suspended during the Second Extended Support Period.

10.	Counterparts

This Second Extension Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Second Extension Letter.

11.	Governing law, jurisdiction and enforcement

This Second Extension Letter and any non-contractual arrangements arising out of or in relation to it shall be governed by English law. This Second Extension Letter is a Finance Document. The provisions of Clauses 44 (Remedies and Waivers) and 49 (Enforcement) of the Facility Agreement shall apply in relation to this Extension Letter as if such provisions were restated in this Extension Letter in their entirety, but with references in Clause 49 (Enforcement) to “Finance Documents” and “this Agreement” construed to refer to this Second Extension Letter.

[Signature Pages Follow]

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance of this letter below.

Yours faithfully

The Agent /s/ Paul Keilty …………………………………………………… For and on behalf of The Royal Bank of Scotland plc (acting on the instructions of the Majority Lenders)

Accepted and agreed by:

The Borrower

/s/ J. Mitchell ………………………………………………… For and on behalf of GulfMark Americas, Inc.	4/27/2017 ………………………………… Date
The Parent
/s/ J. Mitchell ………………………………………………… For and on behalf of GulfMark Offshore, Inc.	4/27/2017 ………………………………… Date

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